DESIGNATED                              In this rider, "we", "our" and "us" mean
     INSURED                            The  Equitable Life Assurance Society of
          OPTION                        the  United  States.  "You"  and  "your"
               RIDER                    mean the owner of the policy at the time
                                        an owner's right is exercised.

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THIS RIDER'S  BENEFIT AND ITS COST. If the insured  person dies while this rider is in effect, the owner of this policy can purchase a new policy during the Option Period on the Designated Insured's life without evidence of insurability. However, if the new policy is purchased during the contestability period of this rider, then the application for this rider will be made a part of the new policy. (See "Incontestability and Suicide Exclusion Period of New Policy") If the insured person was the owner of this policy, then the beneficiary(ies) for the Insurance Benefit can purchase the new policy. The Designated Insured is the person named in the application for this rider and will be the insured person in any new policy issued under the terms of this rider. You may not change the Designated Insured.

The Policy Information section of the policy or the Additional Benefits Rider that adds this benefit shows the name of the Designated Insured and the Option Amount. When this rider is added to a policy which is already inforce, the Additional Benefits Rider also shows the effective date of this rider.

While this rider is in effect, its charge will be a part of the monthly deduction from the Policy Account.

OPTION PERIOD. The Option Period begins on the date we pay the Insurance Benefit under this policy and ends ninety (90) days after that date.

PURCHASE OF NEW POLICY. We will issue a new policy based on the application submitted for it and subject to the following conditions:

     1. The completed application and the first full payment for the new policy must be received by us before the end of the Option Period and while the Designated Insured is living.

          If the Designated Insured dies during the Option Period prior to receipt by us of the application and the first full payment for the new policy, we will pay an amount equal to the Option Amount to the Designated Insured's estate, upon receipt of proof of such death. We will deduct the full initial payment for a new whole life policy for that amount of insurance. However, if the application for the new policy is received prior to the payment of the Option Amount, we will pay the Option Amount less the full initial payment for the new policy to the beneficiary shown on such application.

          If the Designated Insured dies at the same time as the insured person, it will be deemed that the Designated Insured survived the Insured for purposes of paying the Option Amount under this rider.

     2. The Designated Insured and the owner of the new policy must sign the application. The owner of the new policy must have an insurable interest in the life of the Designated Insured at the time the new policy is applied for.

     3a. Up to attained insurance age 70 of the Designated Insured, during the option period, this rider may be converted to a level premium whole life or a variable life plan offered by us or by one of our affiliated companies, which qualifies under our rules in effect on its Register Date as to plan, amount, age and class of risk. Premiums will be at rates then in effect for the Designated Insured's attained insurance age and for the same class of risk as under this rider.

      b. For attained insurance ages 70 to 99 of the Designated Insured, during the option period, this rider may be converted to a level premium whole life plan offered by us or by one of our affiliated companies which qualifies under our rules in effect as to plan, amount, age and class of risk on the date the application for the new policy is signed. Premiums will be at rates then in effect for the Designated Insured's insurance age 70 and for the same class of risk as under this rider.

          Such new policy will be issued on an original insurance age 70 basis. The initial payment for the new policy will be the sum of:

          i) 105% of the guaranteed cash value of the new policy for the policy duration corresponding to the attained insurance age of the Designated Insured on the date of purchase, and

          ii)  the premium due on the new policy.

R91-107    Designated Insured Option Rider

      c. You may not choose a policy of term insurance, one that includes term insurance or one that provides insurance on move than one life.

     4. The new policy will have a face amount equal to the Option Amount in effect on this rider on the date of the insured person's death. You may choose a lower amount subject to our rules in effect on the date the application for the new policy is signed. We will tell you the amount of the initial payment for the new policy upon request.

     5. The issue of any additional benefit riders under the new policy will require our consent and evidence of insurability satisfactory to us.

INCONTESTABILITY AND SUICIDE EXCLUSION PERIOD OF NEW POLICY. The two-year time period of the new policy with respect to a contest or a suicide exclusion will start from the later of the Date of Issue of the policy to which this rider is attached or the effective date of this rider. During such period, we have the right to contest the validity of the new policy based on material misstatements made in the application for the new policy or in the application for this rider. If the new policy is issued with a rider or with an additional amount of insurance which requires our consent, the time period for any suicide exclusion or incontestability provision with regard to such additional insurance or rider will start from the Date of Issue of the new policy instead.

HOW YOU MAY RESTORE THIS RIDER'S BENEFIT. If you restore the policy's benefits, you may restore them with this rider in accordance with the section of this policy entitled, "Restoration of Policy Benefits". You must also provide evidence satisfactory to us of the Designated Insured's insurability.

WHEN THIS RIDER IS INCONTESTABLE. We have the right to contest the validity of this rider based on material misstatements made in the application for it. We will not contest this rider after it has been in effect during the lifetime of the Designated Insured for two years from the later of: (a) the Date of Issue of the policy; or (b) the date as of which this rider becomes effective if added after issue of the policy.

WHEN THIS RIDER WILL TERMINATE.    This rider will not be in effect:

1.   After the end of the grace period;

2. On and after the policy anniversary nearest the Designated Insured's attained age 100;

3. After the date the Designated Insured dies, if the Designated Insured dies prior to the insured person under this policy. We will refund to the owner the monthly deduction for this rider that was deducted from the date of death of the Designated Insured to the date we are notified of such death, provided such notice is received within one year of the Designated Insured's death. Otherwise, the refund will be limited to one year's monthly deductions for this rider;

4.   After the date the Option Period ends; or

5. On and after the Final Policy Date or the date this policy terminates or is surrendered.

You may terminate this rider by asking for this in writing. The effective date of termination will be the beginning of the policy month which coincides with or next follows the date we receive your request.

HOW THIS RIDER RELATES TO THE POLICY. This rider is a part of the policy. Its benefit is subject to all the terms of this rider and the policy.

This rider has no cash or loan value.




           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES

/s/ Pauline Sherman                      /s/ James M. Benson
-------------------                      -------------------
    Pauline Sherman                          James M. Benson
    Vice President & Secretary               President & Chief Executive Officer




R91-107    Designated Insured Option Rider